[Taubman Logo]                                        Taubman Centers, Inc.
                                                      200 East Long Lake
                                                      Bloomfield Hills, MI 48304
                                                      (248) 258-6800


CONTACT:

Barbara Baker                             Joele Frank/Matthew Sherman
Taubman Centers, Inc.                     Joele Frank, Wilkinson Brimmer Katcher
(248) 258-7367                            (212) 355-4449
www.taubman.com



TAUBMAN CENTERS COMMENTS ON SIMON PROPERTY GROUP AND WESTFIELD AMERICA'S PROPOSED NOMINEES TO TAUBMAN BOARD

         Bloomfield Hills, Mich., March 27, 2003 - Taubman Centers, Inc. (NYSE:TCO) today responded to Simon Property Group's (NYSE:SPG) and Westfield America's announcement of a slate of four director nominees they propose for election to the Taubman Centers Board. The company stated:

         Simon and Westfield are subjecting the company to a proxy contest to elect their nominees solely to advance their own agenda. We believe that a proxy fight will only serve to disrupt all three companies, including Taubman Centers.

         The Board has made clear that it is not prepared to recommend to the shareholders the sale of the company at an inadequate price, nor does the Board believe that maximum value will be realized by selling the company at this time. Our collection of upscale regional mall assets cannot be replicated. They have always been and will always be highly coveted. Taubman Centers had the highest FFO per share growth for 2002 among all retail REITs and has the most productive portfolio of regional malls in the United States.

         The Taubman Board of Directors, including a majority of independent directors, all experienced and distinguished in their own right, has at all times acted in an informed, diligent and deliberate manner in full consideration of the best interests of all the company's shareholders, including the holders of the Series B Preferred Shares, representing approximately 38% of the economic interest and 38% of the voting power of Taubman. At least two-thirds of Taubman Centers' 84 million issued and outstanding voting shares - approximately 56 million voting shares
         - must approve any sale transaction or amendment to the corporate charter.

         Taubman Centers, Inc., a real estate investment trust, currently owns and/or manages 30 urban and suburban regional and super regional shopping centers in 13 states. In addition Stony Point Fashion Park (Richmond, Va.) is under construction and will open September 18, 2003, and NorthLake (Charlotte, N.C.) will begin construction later this year and will open August 5, 2005. The Taubman Centers Board of Directors on February 10, 2003 announced that it has authorized the expansion of its existing buyback program to repurchase up to an


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additional $100 million of the company's common shares. Taubman Centers is headquartered in Bloomfield Hills, Mich.

This press release contains forward-looking statements within the meaning of the Securities Act of 1933 as amended. These statements reflect management's current views with respect to future events and financial performance. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to changes in general economic and real estate conditions including further deterioration in consumer confidence, changes in the interest rate environment and availability of financing, and adverse changes in the retail industry. Other risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K. Notwithstanding any statement in this press release, Taubman Centers acknowledges that the safe harbor for forward-looking statements under Section 21E of the Securities Exchange Act of 1934, as amended, added by the Private Securities Litigation Reform Act of 1995, does not apply to forward-looking statements made in connection with a tender offer.

Taubman Centers, Inc. (the "Company") and certain other persons may be deemed participants in the solicitation of proxies from shareholders in connection with the Company's 2003 Annual Meeting of shareholders. Information concerning such participants will be available in the Company's Proxy Statement to be filed with the Commission in connection with the Company's 2003 Annual Meeting in due course. Shareholders are advised to read the Company's Proxy Statement when it becomes available, because it will contain important information. Shareholders may obtain, free of charge, copies of the Company's Proxy Statement when it becomes available, and any other documents filed by the Company with the Commission in connection with the 2003 Annual Meeting, at the Commission's website at (www.sec.gov) or by contacting the Company at the number listed above.



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